EXHIBIT 99.1
News Release

For Immediate Release September 16, 2005	Contact: James Consagra Executive Vice President (703) 442-7190
UNITED ANNOUNCES RETIREMENT OF VICE CHAIRMAN J. PAUL MCNAMARA
WASHINGTON, DC — September 16, 2005 — United Bankshares, Inc. (NASDAQ: UBSI) today announced that J. Paul McNamara, United Bank-Virginia Board Member and Vice Chairman, would retire from his position as Vice Chairman on October 31, 2005. McNamara will continue to serve on the Board of the Bank and its parent United Bankshares, Inc.
“For the past two years, J. Paul McNamara has played an integral role in the establishment and growth of the United Bank franchise in the greater Washington, D.C. area,” said Richard M. Adams, Chairman and CEO of United Bankshares, Inc. “His dedication to the local business community and leadership of our Virginia Bank group will be missed.”
J. Paul McNamara joined United Bank in October 2003, after United’s acquisition of Bethesda-based Sequoia Bancshares, Inc. where he served as President and Chief Operating Officer of SequoiaBank for more than 15 years. McNamara and a group of investors purchased Sequoia Federal Savings and Loan in 1988 and grew the institution from three retail offices in Maryland, to a thriving commercial bank, with offices in Maryland, Washington and Northern Virginia. Prior to SequoiaBank, McNamara was a Senior Vice President at The National Bank of Washington and had worked for the Marriott Corporation.
Mr. McNamara has been active in professional, community and charitable organizations throughout his life. He is a member of the Finance Council for the Archdiocese of Washington. Mr. McNamara is a Knight of the Sovereign Military Order of Malta and serves as Treasurer for the Federal Association in Washington. He is member of the Board of the Washington Jesuit Academy. He is a member of the Finance Committee of the Christ Child Society of Washington, DC and a member of the Capital Campaign Cabinet for the Center City Consortium. Mr. McNamara is the past President and is a member of the Board of Directors of the Society of the Friendly Sons of St. Patrick. Mr. McNamara was a member of the Board of Directors of NCRIC, a publicly traded regional healthcare financial services company headquartered in Washington, DC, which recently merged with Pro Assurance. He is a member of the Board of Trade of Greater Washington, the American Bankers Association and the Maryland Bankers Associations.
“I’ve enjoyed being part of the banking industry for over 30 years and working with customers and community organizations in securing their financial goals. United is a high performance banking company and I will miss working directly with our many talented employees. I do, however, look forward to continuing to serve on the UBSI and United Bank Boards,” said McNamara.
United Bankshares, Inc, with $6.4 Billion in assets, has 90 full-service offices in Virginia, West Virginia, Maryland, Ohio, and Washington, DC. The Company’s stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol “UBSI”. ###